                             MEYERS ASSOCIATES, L.P.
                                   45 BROADWAY
                            NEW YORK, NEW YORK 10006

                                 August 21, 2003

InforMedix Holdings Inc.
Georgetowne Park
5880 Hubbard Drive
Rockville, Maryland 20852

Ladies and Gentlemen:

         You have agreed that Meyers Associates, L.P. ("MA") shall act as an exclusive finder or financial consultant in various transactions in which
InforMedix Holdings, Inc., a Nevada corporation (the "Company"), may be involved, such as mergers, acquisitions, joint ventures, debt or lease placements and similar or other in or off-balance sheet corporate finance transactions and any other business for the Company introduced to the Company by
MA; provided, however, that in the event MA does not raise at least $2,000,000 of aggregate gross proceeds in the private placement equity offering commencing on the date hereof and the bridge financing consummated as of the date hereof,
MA shall act as a non-exclusive finder or financial consultant. Nothing contained herein shall prohibit the Company from consummating any transaction with parties not introduced by MA provided that the Company provides MA the opportunity to work as the financial advisor or financial consultant with respect to such proposed transaction pursuant to mutually agreeable compensation arrangements.

         The Company hereby agrees that, except as provided below, in the event that MA shall first introduce to the Company in writing another party or entity, and that as a result of such introduction, a transaction between such party or entity, on the one hand, and the Company, on the other, is consummated (a
"Consummated Transaction"), then the Company shall pay to MA a finder's fee in cash as follows:

     a.   5% of the first $5,000,000 of the gross consideration paid in a
          Consummated Transaction; and

     b.   3% of the gross consideration in excess of $5,000,000 and up to
          $7,000,000 of the consideration paid in such Consummated Transaction;

     c.   2.5% of the gross consideration in excess of $7,000,000 and up to
          $10,000,000 of the consideration paid in such Consummated Transaction;
          and

     d.   2% of the gross consideration in excess of $10,000,000 of the gross consideration paid in such Consummated Transaction.

         Additionally, the Company agrees that if MA first introduces the
Company to a party with which the Company enters into a joint venture, distributorship or licensing arrangement (a "Strategic Transaction"), the
Company shall pay to MA an initial non-refundable fee of $50,000 in cash plus, at the option of MA, (i) a five percent (5%) equity interest in the joint venture, or (ii) cash royalties equal to five percent (5%) of the revenues actually received by the Company in the Strategic Transaction every year for five (5) years from the commencement of the joint venture or the licensing or distributorship agreement.

         The fee due to MA shall be paid by the Company in cash at the closing of the Consummated Transaction or Strategic Transaction, without regard to whether the Consummated Transaction or Strategic Transaction, as the case may be, involves a payment in cash, in stock, or a combination of stock and cash, or is made on an installment basis. By way of example, if, in the case of a
Consummated Transaction, the consideration paid (whether by securities of the
Company, if the Company is the acquiring party, or securities of another entity, if the Company is the selling party) has a value of $5,000,000, the cash consideration to be paid by the Company to MA at closing shall be $250,000.

         In the event that for any reason the Company shall fail to pay to MA all or any portion of the finder's fee payable hereunder when due, interest shall accrue and be payable on the unpaid balance due hereunder from the date when first due through and including the date when actually collected by MA, at a rate equal to 400 basis points over the prime rate of Citibank, N.A., New
York, New York computed on a daily basis and adjusted as announced from time to time.

         This agreement shall be effective on the date hereof and shall expire on the third (3rd) anniversary of the date hereof.

         Notwithstanding anything herein to the contrary, if the Company shall, at any time within one year immediately following the termination of the three
(3) year period provided above, conclude a Consummated Transaction or Strategic
Transaction with any party first introduced by MA to the Company prior to the termination of said three (3) year period, the Company shall also pay to MA the fee determined above.

         The Company represents and warrants to MA that MA's engagement hereunder has been duly authorized and approved by the Board of Directors of the
Company and this letter agreement has been duly executed and delivered by the
Company and constitutes a legal, valid and binding obligation of the Company.

         This agreement has been executed and delivered in the State of New York and shall be governed by the laws of such state.

         This agreement shall be binding upon, and enforceable against, the successors and assigns of each of the undersigned.

                                       2

         Please sign this letter at the place indicated below, whereupon it will constitute our mutually binding agreement with respect to the matter contained herein.

                                               Very truly yours,

                                               INFORMEDIX HOLDINGS, INC.

                                               By:_____________________________
                                                        Name:
                                                        Title:
Agreed to and accepted:
MEYERS ASSOCIATES, L.P.

By:_____________________________
         Name:
         Title: